Exhibit 10.5

August 24, 2020

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

Attention: Stephen Theobald

Re:	Master Repurchase Agreement dated as of August 26, 2019 between JPMorgan Chase Bank, N.A., as Buyer, and Walker & Dunlop, LLC, as Seller and Walker & Dunlop, Inc., as Parent (the “Agreement”)

Ladies and Gentlemen:

This letter (this “First Amendment to Side Letter”) amends (for the first time) the Side Letter dated August 26, 2019 (the “Original Side Letter”, and as amended hereby, the “Side Letter”) between the Parties.

Capitalized terms defined in the Agreement or in the Original Side Letter and used, but not defined differently, in this First Amendment to Side Letter, have the same meanings here as there.

Buyer and Seller agree, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.             Discretionary Transactions Agreement. The first grammatical paragraph of Section 1 of the Original Side Letter is amended to read as follows:

Subject to the terms and conditions set forth in the Agreement, Buyer agrees to consider, on an uncommitted and wholly discretionary basis, entering into Transactions from time to time under the Agreement, as supplemented by this Side Letter, with respect to Eligible Mortgage Loans having a maximum Aggregate Purchase Price outstanding at any one time of up to One Billion Dollars ($1,000,000,000) (such maximum amount, the “Facility Amount”) from August 24, 2020 (the date of the First Amendment to Side Letter) until the Termination Date.

3.             Pricing Rate. The text of Section 3 of the Original Side Letter is amended to read as follows:

For purposes of the Agreement and all other Transaction Documents, the “Pricing Rate” for any day during means for any Eligible Mortgage Loan, the per annum percentage rate equal to the sum of the Adjusted LIBO Rate for that day and one and forty-five hundredths percent (1.45%);

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 24, 2020

provided that if Buyer, acting in its sole discretion, shall elect from time to time to give Seller a notice specifying a lower Pricing Rate (or Pricing Rates) for a specified time period, such lower Pricing Rate(s) specified in such notice shall be applicable for the time period specified in such notice.

As used herein, the following terms shall have the corresponding definitions:

“Adjusted LIBO Rate” means, for any day, an interest rate per annum equal to (x) the LIBO Rate or the Successor Rate, as applicable, on such day multiplied by (y) the Statutory Reserve Rate on such day.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“LIBO Rate” means, for any day, the LIBO Screen Rate at approximately 11:00 a.m., London time, on that day; provided that if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Side Letter and the Agreement.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 24, 2020

“LIBO Screen Rate” means, for any day and time, the rate appearing on the Bloomberg Screen US0001M <Index> page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Buyer from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits in an amount comparable to the Aggregate Purchase Price outstanding on that day. In the event such rate does not appear on the Bloomberg Screen US0001M <Index> page or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion, then the LIBO Rate for the relevant day shall be the rate at which one (1) month U.S. dollar deposits in an amount comparable to the Aggregate Purchase Price outstanding on that day are offered by Buyer’s principal London office in immediately available funds in the London interbank market at approximately 11:00 a.m. London time on that day. Provided that if the applicable rate is less than zero, such rate shall be deemed to be zero for purposes of this Side Letter and the Agreement.

“Statutory Reserve Rate” means, for any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Buyer is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) as of such day. Such reserve percentages shall include those imposed pursuant to such Regulation D. Transactions shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Successor Rate Conforming Changes” mean, with respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the good faith discretion of Buyer, to reflect the adoption of such Successor Rate and to permit administration thereof by Buyer in a manner substantially consistent with market practice.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 24, 2020

(a)          If at any time prior to any Remittance Date, provided that no Benchmark Transition Event shall have occurred, Buyer determines that adequate and reasonable means do not exist for ascertaining the LIBO Rate, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis (such determination, a “LIBOR Unavailability Event”), Buyer shall give notice thereof to Seller by telephone, fax, electronic mail or other electronic transmission as promptly as practical thereafter and, until Seller notifies Buyer that the circumstances giving rise to such notice no longer exist (such notice, the “Scheduled Unavailability Notice”), the greater of (x) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (y) zero (any such rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes, shall be implemented and shall take effect on the ninety-first (91st) day after the date of the Scheduled Unavailability Notice (such effective date, the “Successor Rate Effective Date”); provided that if Buyer is in good faith unable to comply with such contemplated ninety (90) day prior notice requirement due to an unexpected or premature occurrence of a LIBOR Unavailability Event, then Buyer shall provide the Scheduled Unavailability Notice as soon as commercially possible prior to the date on which such LIBOR Unavailability Event is expected to occur, and the date specified in the Scheduled Unavailability Notice as the expected date of such LIBOR Unavailability Event shall constitute the Successor Rate Effective Date. Any Successor Rate and corresponding Successor Rate Conforming Change shall be determined by Buyer in its reasonable discretion. Any such determination of the Successor Rate shall be made by Buyer in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities.

(b)           If a Benchmark Transition Event occurs, then Buyer may, by notice to Seller, select an alternate rate of interest for the LIBO Rate that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for loans in US Dollars at such time (the “Alternate Rate”). Seller acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the LIBO Rate. For the avoidance of doubt, all references to the LIBO Rate shall be deemed to be references to the Alternate Rate when the Alternate Rate becomes effective in accordance with this Section 3(b). In addition, Buyer will have the right from time to time by notice to Borrower, to make technical, administrative or operational changes (including, without limitation, timing and frequency of determining rates, Remittance Dates and other administrative matters) that Buyer decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after Buyer has provided notice to Seller (the “Operational Change Notice Date”) and (ii) a date specified by Buyer in the notice, without any further action or consent of Seller, so long as Lender has not received, by 5:00 pm Eastern time on the Operational Change Notice Date, written notice of objection to the Alternate Rate from Seller. Any determination, decision, or election that may be made by Buyer pursuant to this Section 3(b), including any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller. In no event shall the Alternate Rate be less than zero. Until an Alternate Rate shall be determined in accordance with this paragraph, the applicable rate in lieu of the LIBO Rate shall be equal to the greater of (x) the Prime Rate and (y) two and one-half percent (2.50%).

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 24, 2020

Notice and Agreement Regarding LIBO Rate

The LIBO Rate is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event a Benchmark Transition Event occurs, Section 3(b) above provides a mechanism for determining an alternative reference rate for determining the Pricing Rate. Buyer will notify the Seller, pursuant to Section 3(b), in advance of any change to the reference rate upon which the Pricing Rate is based. However, Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

The Parties agree that, as amended hereby, the Original Side Letter remains in full force and effect.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

Counterpart signature page to First Amendment to Side Letter

Please confirm our mutual agreement as set forth herein and acknowledge receipt of this First Amendment to Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, 5th Floor North, Houston, Texas 77002, Attention: Grace Chi, email Grace.Y.Chi@jpmorgan.com, or fax (713) 216-5570. If you have any questions concerning this matter, please contact me by email or by phone at (713) 216-0198.

Very truly yours,

JPMORGAN CHASE BANK, N.A., Buyer

By:	/s/ Grace Chi
Grace Chi
Authorized Officer

CONFIRMED AND ACKNOWLEDGED:

WALKER & DUNLOP, LLC, Seller

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

WALKER & DUNLOP, INC., Parent

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer